Exhibit 10.1

EXCLUSIVE SALES AND DISTRIBUTION AGREEMENT

This Exclusive Sales and Distribution Agreement is made and entered into as of the latest date set forth on the signature lines below (the “Effective Date”) by and between Oculus Innovative Sciences, Inc., a Delaware corporation having a place of business at 1129 North McDowell Boulevard, Petaluma, California, USA 94954 (“Oculus”); and Quinnova Pharmaceuticals, Inc., a Delaware corporation having a place of business at 411 South State Street, Newtown, Pennsylvania 18940 (“Quinnova”).

WHEREAS Oculus has developed proprietary technology and know-how (“Oculus Technology”) which Oculus distributes and sells in the form of certain liquid and gel products (“Product”) in the dermatology and podiatry market; and

WHEREAS Quinnova has a robust sales force in the focused on dermatology customer call points and will be operating as a sales agent for Oculus, handling certain sales and marketing function for Oculus in dermatology; and

NOW THEREFORE in consideration of the mutual promises and undertakings of the parties hereto, the parties agree as follows:

1.           Definitions.

1.1.1          “Confidential Information” means information of a party, which information is conspicuously marked with “Confidential”, or “Proprietary” or other similar legend.  If Confidential Information is orally disclosed or it is observed, it shall be identified as such at the time of disclosure or observation and a brief written description and confirmation of the confidential nature of the information shall be sent to the recipient within thirty (30) days after the disclosure. The Product, the Quinnova products, quantities, schedules and pricing, projections and business plans shall be considered Confidential Information hereunder whether disclosed orally or in writing, or whether or not marked “Confidential” or “Proprietary”.

1.2             Calendar Year means each twelve (12) month period beginning on January 1st and ending on December 31st.

1.3             “Contract Year” means each twelve (12) month period following and having as its anniversary on the Effective Date during the term of the Agreement.

1.4             “FDA” means the United States Food and Drug Administration or any successor agency.

1.5             “Field of Use” means the sale or distribution of the Products in the prescription dermatology market.

1.6             Financial terms are defined as follows:

(a)              “GAAP” means U.S. generally accepted accounting principles.

(b) “Gross Sales” means the total amount of revenue recognized for the Products on a GAAP basis by Oculus.   It is calculated by multiplying the number of units sold times the price per unit.

(c) “Net Sales” is the Gross Sales minus the typical GAAP deductions including normal and customary trade discounts, cash and quantity discounts, sales returns allowances, charge backs, rebates, wholesale distributor charges and bad debts.

(d) “Cost of Goods Sold” means Oculus’ manufacturing unit cost shown on Exhibit A multiplied by the number of units sold.

(e) “Gross Margins” means Net Sales minus Cost of Goods Sold.

(f)  “Oculus Gross Profit” is Gross Margins times [   ]*%.

1.7             “Future Device Products” means all future products in the Field of Use in the Territory approved or cleared by the US FDA as a 510K medical device.

1.8              “Intellectual Property Rights” means all intellectual property rights worldwide arising under statutory or common law or by contract and whether or not perfected, now existing or hereafter filed, issued, or acquired, including all (a) patent rights; (b) rights associated with works of authorship including copyrights and mask work rights; (c) trademarks, service marks, trade dress and trade names; (d) rights relating to the protection of trade secrets and confidential information; and (e) any right analogous to those set forth herein and any other proprietary rights relating to intangible property.

1.9             “Kit” means the combination of a certain Oculus product with an OTC Drug Monograph products combined into one package to be used as a one step, two step product (example: impetigo kit which will contain an Oculus HydroGel plus and OTC Drug Monograph triple action antibiotic), but shall specifically exclude any combination product granted to [   ]* pursuant to the terms of that certain Co-Packaging, Revenue Sharing Distribution Agreement dated November 2, 2010 by and between Oculus and [   ]*.

1.10           “Label,” “Labeled” or “Labeling” shall mean all labels and other written, printed or graphic matter upon (i) the Product or any contained or wrapper utilized with the Product, and/or (ii) any written material accompanying the Product, including, without limitation, package inserts.

1.11           “Minimum Sales Performance for Exclusivity” means the minimum number of units of Product that Quinnova must purchase from Oculus each Calendar Year as specified on Exhibit B to maintain the exclusive status of the Agreement.  If Quinnova fails to achieve unit sales of the Product in any Calendar Year that are equal or greater than the Minimum Sales Performance for such Calendar Year, then Quinnova shall have the right and option to pay to Oculus within [   ]* days of the end of such Calendar Year an amount equal to the difference between the Oculus Gross Profit and Cost of Goods Sold that would have been generated by the Minimum Sales Performance and the actual Oculus Gross Profit and Cost of Goods Sold payments for such Calendar Year (“Sales Performance Payment”), provided, however that Quinnova may remedy the Cost of Goods shortfall by purchasing additional inventory in the amount of such shortfall within thirty (30) days of the close of the Calendar Year. For the first Calendar Year (2011), the Minimum Sales Performance shall be prorated from the date of launch (first commercial sale to an unrelated third party) through the end of such Calendar Year.

* Confidential material redacted and separately filed with the Commission.

1.12           “Minimum Units for Termination” means the minimum number of units of Product that Quinnova must purchase from Oculus each Calendar Year as specified in Exhibit B which if Quinnova fails to achieve Oculus shall have the right and option to terminate this Agreement pursuant to section 9.2(b) subject to the limitations outlined in section 9.2(b)(ii). For the first Calendar Year (2011), the Minimum Units for Termination shall be prorated from the date of launch (first commercial sale to an unrelated third party) through the end of such Calendar Year.

1.13           “Packaging” means all primary containers, including tubes, cartons, shipping cases or any other like matter used in packaging or accompanying the Product.

1.14           “Products” means the products listed on Exhibit A.

1.15           “Regulatory Approvals” means any and all approvals, applications, registrations, licenses, certifications and other requirements imposed by any governmental agency or other entity exercising any regulatory or other governmental or quasi-governmental authority.

1.16           “Territory” shall mean the United States of America, its territories and possessions, and Canada.

2            Purchases and Product.

2.1             General.  This Agreement establishes the terms and conditions on which Oculus will sell to Quinnova the Products, Future Device Products and  Kits, and the terms and conditions on which Quinnova shall have the right to sell the Products, Future Device Products and Kits.  This Agreement shall not be modified, supplemented or interpreted by any trade usage or prior course of dealing not made a part of this Agreement by its express terms.

2.2             Exclusivity.  Subject to all the terms and conditions of this Agreement, Oculus hereby appoints Quinnova for the Term of this Agreement as an exclusive distributor of the Products, only within the Field of Use and only within the Territory. Quinnova may distribute the Products only to persons and entities located and taking delivery within the Territory.  In order to maintain exclusivity of this Agreement, Quinnova must attain the Minimum Sales Performance for Exclusivity set forth on Exhibit B for the applicable Calendar Year.  If Quinnova fails to achieve the Minimum Sales Performance for Exclusivity in any Calendar Year, then Quinnova shall have the right and option to pay to Oculus within [   ]* days the Sales Performance Payment, in which event the exclusive nature of the Agreement shall continue for an additional Calendar Year.  For each additional Future Device Product or Kit, Quinnova will develop a sales and marketing plan, which will minimally contain a forecast.  Once Quinnova and Oculus mutually agree on the minimums of the forecasted sales units during the Term for each Future Device Product and/or Kit to be determined within three (3) months after Oculus’ receipt of FDA clearance, each new Future Device Product and/or Kit will be added to this Agreement under the same terms and conditions.

* confidential material redacted and separately filed with the commission

2.3          Forecast.  On a quarterly basis, Quinnova shall provide a non-binding, rolling forecast of purchases of the Products for the next six (6) months.

2.4          Purchase Orders. All purchase orders to be fulfilled by Oculus shall contain pricing, requested shipment schedule, delivery address, requested carrier and quantity terms.  Oculus will be receiving purchase orders, fulfilling and shipping orders from Petaluma, California.  Quinnova’s orders shall be filled on a first priority basis.  When acknowledgement of receipt and acceptance of a purchase order or a requested delivery schedule is made by Oculus (either by written notice or by shipment of the ordered Product), the purchase order or delivery schedule shall be deemed a commitment to purchase and sell the Product pursuant to the terms of this Agreement.

2.5          Manufacturing.

(a)              Oculus will manufacture the Products and samples and provide such Products and samples in sufficient quantities and on the agreed upon timeline, in accordance with Good Manufacturing Practices and in compliance with all applicable state and federal laws and regulations.  All Product supplied by Oculus to Quinnova under this Agreement shall conform to the specifications for the Product;

(b)              The Parties will enter into a quality agreement to address additional regulatory, operational and quality obligations and responsibilities (the “Quality Agreement”) in form and substance mutually acceptable to the parties.  If there is any conflict or inconsistency between the terms of the quality Agreement and the terms of this Agreement, then the terms of this Agreement shall control;

(c)              All Product that Oculus delivers to Quinnova shall be accompanied by a customary certificate of compliance.  Each such certificate of compliance shall provide statements of manufacture under cGMP conditions and completed review and approval of all manufacturing records by Oculus quality assurance and shall include all appropriate references to batch numbers.

2.6          Packaging and Labeling.  Oculus and Quinnova shall jointly work to develop the Labeling for each Product.  Oculus shall provide Labeling and shall be responsible for ensuring the accuracy of all information contained on all artwork for Labels, Labeling and advertising and promotional material for each Product and for the compliance of all such Labels, Labeling and advertising and promotional material with all Applicable Laws and the Regulatory Approvals.  All Labeling shall only include Quinnova as the distributor of Product.  All Labels, Labeling and Packaging shall be subject to Quinnova’s reasonable review and approval.  Quinnova shall provide Oculus with Quinnova’s requirements for Packaging, which shall conform with all Applicable Laws and the Regulatory Approval for the Products.  Should Quinnova desire or be required to make any change in any such Label, Labeling, or Packaging, Quinnova shall be responsible for the updating of all artwork and text associated with such change and providing such changes to Oculus at Quinnova’s sole cost and expense.  Nothing in this Section is intended, nor shall it be construed, to relieve Oculus of responsibility for any damage or other defect arising from Oculus’ affixation of the Label, Labeling or Packaging to the Product, to the extent caused by Oculus’ negligent acts or omissions or breach of any duty under this Agreement.

2.7         Invoicing. Quinnova will invoice customers for sales of Products, collect the receivables from the customers and assume the credit risk.

2.8         Shipping and Inventory.  Oculus will ship Products to Quinnova, or directly to the customers and retain title to inventories until shipped to Quinnova or the customers.

2.9         Pricing.  Quinnova will recommend prices of Products, Future Device Products and Kits to Oculus, Oculus will review and approve, with such approval not to be unreasonably withheld.

2.10       Payment. Payments and terms to Oculus or Quinnova are as follows:

2.10.1   Within four (4) business days of the execution of this Agreement, Quinnova will pay Oculus Five Hundred Thousand ($500,000) Dollars as an advanced payment for the first Five Hundred Thousand ($500,000) Dollars worth of Product purchased by Quinnova, calculated at Oculus’  Cost of Goods Sold.

2.10.2   In addition, for each and every Future Device Product that Oculus receives in the Field of Use in the Territory, Quinnova will pay a one-time non-refundable upfront payment of [   ]* Dollars with five (5) business days of receipt of the FDA clearance for the right to exclusively market and sell the Future Device Product during the Term.

2.10.3   Quinnova will further pay to Oculus the following:

(a)    the Oculus Gross Profit, which shall be payable within forty five (45) days after the end of the month.

(b)    the Cost of Goods sold for Product and samples, which shall be payable within thirty (30) days of invoicing. The advanced payment referenced in section 1.9.1 shall be credited against the first $500,000 as a payment against the cost of goods sold for the Products.

(c)     Quinnova will provide monthly sales reports to Oculus,  indicating the Sales price and number of units for each SKU  by the fifth (5th) day after the end of the month.

2.11       Branding of Product.  Quinnova shall have the right to market and brand the Products in the Territory in the Field of Use under a trademark filed by Quinnova, which shall be owned by Quinnova, provided, however, if Quinnova selects a trademark owned by Oculus (but not currently used by Oculus with respect to any product), Oculus shall license such trademark exclusively to Quinnova for use in connection with the marketing and sale of the Product in the Field.

3            Delivery and Acceptance.

3.1         Delivery of Product.  Cost of transportation from Oculus to Quinnova’s designated warehouse will be borne by Quinnova.

* Confidential material redacted and separately filed with the Commission.

3.2         Packaging.  Oculus shall package the Products for shipment to Quinnova in packaging sizes to be mutually agreed upon by Oculus and Quinnova unless Quinnova requires different packaging specifications, in which case any such different packaging shall be at Quinnova’s expense.

3.3         Risk of Loss or Damage.  Title and risk of loss shall be borne by Quinnova after shipment from Oculus’ facility.

3.4         Cancellation; Rescheduling.  Quinnova may not cancel any shipment under a purchase order once the purchase order is accepted by Oculus. Quinnova may reschedule such shipment as long as notice is provided fifteen (15) days prior to the scheduled manufacturing of the batch.  Such rescheduling shall be for no longer than sixty (60) days.

3.5         Force Majeure. Neither party shall be liable for nonperformance or delay in performance (other than of obligations regarding payment of money or confidentiality) caused by any event reasonably beyond the control of such party including, but not limited to wars, hostilities, revolutions, riots, civil commotion, national emergency, strikes, lockouts, epidemics, fire, flood, earthquake, force of nature, explosion, embargo, or any other Act of God, or any law, proclamation, regulation, ordinance, or other act or order of any court, government or governmental agency. Notwithstanding the foregoing, if such event causes a delay in performance of more than thirty (30) days, the unaffected party shall have the right to terminate this Agreement without penalty upon written notice at any time prior to the affected party’s resumption of performance.

4            Certain Obligations.

4.1         Quinnova Efforts.  Quinnova shall be responsible for all sales, marketing and clinical activity associated with the Products, Future Device Products and Kits, including trade efforts, wholesalers, managed care activities, marketing support, sales activity, clinical support, etc.  Quinnova shall use reasonable efforts to successfully market the Products, Future Device Products and Kits in the Field of Use in the Territory on a continuing basis and to comply with good business practices and all laws and regulations relevant to this Agreement or the subject matter hereof.

4.2         Oculus’ Efforts.  Oculus shall: (a) maintain all appropriate regulatory filings to support the marketing and distribution of the Products, (b) conduct initial Product training with the Quinnova marketing and sales training teams consistent with Oculus’s quality system manual, (c) provide all current Products sales materials and marketing literature for use by Quinnova in developing promotional material, (d) provide final approval on any and all new promotional materials or portions of materials specific to the Products developed by Quinnova, (e) manufacture or shall ensure the manufacture of the Products in compliance and accordance with current Good Manufacturing Practices, and (f) notify Quinnova and/or provide any information, including but not limited to any regulatory, out of specification (OOS) results or good manufacturing practices (GMP) issues, that in commercially reasonable judgment may impact, impair, or have material effect on Quinnova’s ability to sell the Products within three (3) business days of discovering such information.

4.3         Management and Governance.  Each party shall appoint one representative as its respective alliance manager for the relationship (“Alliance Manager”). The Alliance Managers shall oversee the manufacturing and commercialization activities and facilitate resolution of disputes.

4.4         Compliance with Laws.  Both parties shall conduct their respective businesses in accordance with all laws and regulations including, without limitation, manufacturing in accordance and compliance with current GMP.  Without limiting the foregoing, Quinnova shall not market or sell the Product except in compliance with the Regulatory Approvals and all applicable laws and regulations.

4.5         Support.  Subject to Oculus scheduling and personnel constraints, Oculus will provide to Quinnova reasonable engineering, research and development support and access to its personnel as needed for the marketing of its Products and in the Markets.

4.6         Audit Rights.  Each party to this Agreement shall keep complete, true and accurate books of account and records reasonably sufficient to determine and establish the amounts payable pursuant to this Agreement, including documentation of all costs and expenses incurred or paid in connection with this Agreement.  All such books and records shall be maintained until the later to occur of: (a) two (2) years following the relevant calendar year to which such records pertain; or (b) the expiration of the period required by applicable laws and regulations.  Not more than once each Contract Year, each party to this Agreement shall permit the other party to engage an independent certified public accounting firm reasonably acceptable to the party to examine, at their own expense, during normal business hours such books and records for the sole purpose of verifying the accuracy of invoices, expenses, reports and payments. The auditor shall be required to enter into a nondisclosure agreement with the party to be audited covering all information learned or derived during such audit, and shall not be permitted to disclose to the party requesting the audit any such information other than its determination of any underpayment by the party subject of the audit.

4.7         Product Recall.  Oculus shall have the right and authority to order a recall of the Products in response to FDA action or other event or incident.  Each party agrees to notify the other immediately of any pending or threatened event which may lead to a recall or other removal or withdrawal of the Products or any of its components from the Field of Use in the Territory, including:  (a) actual or threatened regulatory action by the FDA or any other governmental entity; or (b) safety concerns relating to the Products or components.  Should Oculus determine that a recall of the Products are required, Oculus shall be responsible for and bear all direct costs associated with such recall, removal, or withdrawal.

5            IP Ownership.

5.1         Intellectual Property.  Each party shall be the sole and exclusive owner or authorized licensee of all Intellectual Property Rights in and to their respective products.  Oculus shall provide to Quinnova, in association with this Agreement, any non-exclusive license for all Product Intellectual Property Rights required for Quinnova to sell and market the Products and perform under this agreement.  Such license shall expire simultaneously with the Agreement.

5.2         Intellectual Property Warranty.  Each party represents, warrants and covenants to the other party that upon the execution of this Agreement and continuing during the term of this Agreement that such party:  (a) has full right, power and authority to enter into this Agreement and to grant the rights and licenses granted to the other party under this Agreement; (b) is the legal and beneficial owner of all right, title and interest in and to the Intellectual Property in such party’s products that are the subject of this Agreement, having good title hereto, free and clear of any and all mortgages, liens, security interest and charges; (c) such party’s Intellectual Property that is the subject of this Agreement is subsisting and is not invalid or unenforceable, in whole or in part; (d) such party has not previously assigned, transferred, conveyed or otherwise encumbered any right, title or interest in such party’s Intellectual Property that is the subject of this Agreement and has not granted to any third party any license to use, sell or distribute such party’s Intellectual Property or products in any manner inconsistent with or in conflict with any provisions of this Agreement; (e) neither such party’s Intellectual Property nor its products that are the subject of this Agreement nor the disclosing, copying, making, using or selling of such Intellectual Property or products, or services embodying such Intellectual Property or products, violates, infringes or otherwise conflicts or interferes with any copyright, trade secret, trademark, service mark, patent or any other intellectual property or proprietary right of any third party; (f) there are no claims, judgments or settlements to be paid by such party relating to such party’s Intellectual Property or its products that are the subject of this Agreement, and no claim has been brought by any person or entity alleging that such party’s Intellectual Property or the products that are the subject of this Agreement or the disclosing, copying, making, using, distributing or selling of such Intellectual Property or products or services embodying such Intellectual Property or products, violates, infringes or otherwise conflicts or interferes with any copyright, trade secret, trademark, service mark, patent or any other intellectual property or proprietary right of any third party; and (g) does not know of any infringement by third parties of such party’s Intellectual Property that is the subject of this Agreement.

6            Representation and Warranties.

6.1         Oculus’ Representations.  Oculus hereby represents and warrants the following to Quinnova:

(a)           Oculus is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

(b)           Oculus has the legal power and authority to enter into and be bound by the terms and conditions of this Agreement and to perform its obligations under this Agreement;

(c)           Oculus has taken all necessary action on its part to authorize the execution and delivery of this Agreement.  This Agreement has been duly executed and delivered on behalf of Oculus and constitutes a legal, valid, binding obligation, enforceable against Oculus in accordance with its terms.

(d)           Oculus is not object to any legal, contractual or other restrictions, limitations or conditions which conflict with its rights and obligations under this Agreement or which might affect adversely its ability to perform under this Agreement;

(e)           Oculus currently has the manufacturing capacity to provide Quinnova with Product(s) in sufficient quantity to satisfy the first annual forecast;

(f)           To the best of Oculus’ knowledge, there are no investigations, adverse Third Party allegations, claims or actions against Oculus, including any proceedings or any pending or threatened action against Oculus by or before FDA or any other governmental authority, relating to (1) the Products or (2) Oculus’ Intellectual Property to the extent that is necessary for the manufacture of the Products;

(g)           To the best of Oculus’ knowledge, Oculus has not and will not use, in any capacity associated with or related to the manufacture of the Products the services of any persons who have been, or are in the process of being, debarred under the Generic Drug Enforcement Act of 1992, amending the food, Drug and Cosmetic Act at 21 U.S.C. §335(a) or any comparable Law.  Neither Oculus nor any of its officers, employees, or consultants has been convicted of an offense under (a) either a federal or state law that is cited in 21 U.S.C. §335(a) as a ground for debarment, denial of approval, or suspension, or (b) any other law cited in any comparable Regulatory Act as a ground for debarment, denial of approval, or suspension.

6.2          Quinnova Representations.  Quinnova hereby represents and warrants the following to Oculus:

(a)           Quinnova is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

(b)           Quinnova has the legal power and authority to enter into and be bound by the terms and conditions of this Agreement and to perform its obligations under this Agreement;

(c)           Quinnova has taken all necessary action on its part to authorize the execution and delivery of this Agreement.  This Agreement has been duly executed and delivered on behalf of Quinnova and constitutes a legal, valid, binding obligation, enforceable against Quinnova in accordance with its terms;

(d)           Quinnova is not subject to any legal, contractual or other restrictions, limitations or conditions which conflict with its rights and obligations under this Agreement or which might affect adversely its ability to perform under this Agreement; and

(e)           To the best of Quinnova’s knowledge, Quinnova has not and will not use, in any capacity associated with or related to the marketing and sale of the Products, the services of any persons who have been, or are in the process of being, debarred under the Generic Drug Enforcement Act of 1992, amending the Food, Drug and Cosmetic Act at 21 U.S.C. §335(a) or any comparable Law.  Neither Quinnova nor any of its officers, employees, or consultants has been convicted of an offense under (a) either a federal or state law that is cited in 21 U.S.C. §335(a) as a ground for debarment, denial of approval, or suspension, or (b) any other law cited in any comparable Regulatory Act as a ground for debarment, denial of approval, or suspension.

7            Limitation On Liability And Remedies.

7.1         Oculus’s Limited Warranty; Limitation of Remedies.

7.1.1     Oculus warrants that each of the Products delivered will, under normal use and conditions, substantially conform to the applicable Product specifications for a period in conformity with the various products label claims regarding shelf-life and that the Product has been manufactured in accordance and compliance with current Good Manufacturing Practices and all applicable laws and regulations.  This limited warranty does not cover the results of accident, abuse, misapplication, vandalism, acts of God, use contrary to specifications or instructions, or modification by anyone other than Oculus.

7.1.2     Oculus’s entire liability and Quinnova’s exclusive remedy, except for the indemnity obligations as set forth in Section 8.2, which are in addition to the remedies set forth in this Section 7.1, shall be replacement of the non-conforming Product at no additional cost to Quinnova.  Quinnova may reject and return such non-conforming Product for modification or replacement by Oculus provided that Quinnova must first obtain a Return Material Authorization from Oculus. Oculus shall issue a Return Material Authorization (“RMA”) within two (2) business days after Quinnova’s request. Any additional terms of the RMA procedure shall be mutually agreed to between the parties. Quinnova shall include the RMA number with all returns.  Quinnova shall return all such non-conforming Product to Oculus within thirty (30) days of Quinnova’s discovery of non-conformance. For purposes of clarity, non-conforming Product means Product that does not meet the specifications, as cleared by FDA, for manufacturing, labeling and packaging of the Product.

7.1.3     Oculus is liable for all transit costs associated with replacement of non-conforming Product.  If Oculus intends to destroy any non-conforming Product, such costs are the responsibility of Oculus.

7.1.4     If modification or replacement is not reasonably possible, which shall be determined within 15 days of the discovery and communication of Product non-conformance then Oculus may elect to refund to Quinnova an amount equal to the purchase price for the non-conforming Product, and such refund shall be Quinnova’s entire remedy.  Any replacement Product will be warranted for the remainder of the original warranty period.  Oculus shall not be responsible for any labor costs or other costs Quinnova incurs incident to the replacement of any non-conforming Product.

7.1.5     If Oculus determines that any returned Product conformed to the warranty, Oculus will return the Product to Quinnova at Quinnova’s expense, freight collect, along with a written statement setting forth Oculus’s conclusion that the returned Product was not defective, and Quinnova agrees to pay Oculus’s reasonable cost of handling and testing the returned Product.

7.1.6     EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, AND EXCEPT AS THE INDEMNITY OBLIGATIONS SET FORTH IN SECTION 8.2, THE PRODUCT IS PROVIDED “AS-IS” WITHOUT WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.1.7     EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, AND EXCEPT AS THE INDEMNITY OBLIGATIONS SET FORTH IN SECTION 8.1, QUINNOVA MAKES NO WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.1.8     Consequential Damages Waiver.  IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR ITS CUSTOMERS FOR ANY INCIDENTAL, SPECIAL, CONSEQUENTIAL, PUNITIVE OR INDIRECT DAMAGES, INCLUDING BUT NOT LIMITED TO ANY LOST PROFITS OR LOST SAVINGS ARISING OUT OF THE USE OR INABILITY TO USE THE PRODUCT OR OTHERWISE ARISING OUT OF OR RELATED TO THIS AGREEMENT.

8            Indemnification.

8.1           Quinnova’s Indemnity.  Quinnova agrees that it will, at its own expense, defend all third party suits or proceedings instituted against Oculus arising out of any off label marketing, sale or use of the Products by Quinnova.  For purposes of clarity, Quinnova is not liable under this Section 8.1 for (a) any product liability or other claims related to the actions of Oculus or (b) any claims covered by Oculus’s indemnity obligations under Section 8.2.

8.2           Oculus’s Indemnity. Oculus agrees that it will, at its own expense, defend all third party suits or proceedings instituted against Quinnova arising out of any on-label use of the Product in the Markets in the Field of Use.  For purposes of clarity, Oculus is not liable for any product liability or other claims related solely to the actions of the Quinnova or (b) any claims covered by Quinnova’s indemnity obligations under Section 8.1.

8.3           Procedure.  A party seeking indemnification under this Section 8 shall provide the indemnifying party with prompt written notice of any such claim. The indemnifying party shall have sole control and authority with respect to the defense and settlement of any such claim. The indemnified party shall cooperate fully with the indemnifying party, at the indemnifying party’s sole cost and expense, in the defense of any such claim. The indemnifying party shall not agree to any settlement of any such claim that does not include a complete release of the indemnified party from all liability with respect thereto or that imposes any liability, obligation or restriction on the indemnified party with the prior written consent of the indemnified party.  The indemnified party may participate in the defense of any claim through its own counsel, and at its own expense.

8.4         Insurance.  Each party agrees to maintain (a) workers’ compensation insurance for all of its employees, the limits of which shall be in statutory compliance with the applicable compensation laws, and employer’s liability of not less than $1,000,000 per accident, (b) commercial general liability, including product liability and automobile insurance with limits of not less than $5,000,000 per occurrence for bodily injury and property damage for commercial general liability, including product liability and $1,000,000 per occurrence, combined single limit for bodily injury and property damage for automobile insurance, coverage extends to owned, hired, and non-owned vehicles.  If either party terminates its product liability insurance policy during the term of this Agreement, it shall obtain and maintain the maximum available Extended Discovery Period insurance if applicable; each party shall include the other party as “Additional Insureds” under its product liability insurance policy and shall further provide, within thirty (30) days of the other party’s request, Certificates of Insurance verifying insurance limits agreed upon as well as a thirty (30) day Notice of Cancellation, Non-Renewal or material change thereto.  All such insurance information shall be kept in confidence in the same manner as any other confidential information disclosed by one party to the other.  Neither party’s liability under this Agreement shall be limited by the amount of insurance that it maintains.

9            Confidential Information

9.1         Ownership of Confidential Information.  Both parties are and shall remain the owner of its Confidential Information.  Nothing contained in this Agreement shall be construed as granting any rights by license or otherwise to such Confidential Information.

9.2         Agreement to Maintain Confidentiality.  Both parties shall take all reasonable steps to ensure that it and its agents maintain the confidentiality of the Confidential Information of the other party.

9.3         Agreement Not to Use or Disclose.  Except as provided in this Agreement, neither party shall disclose to any other person or entity Confidential Information of the disclosing party or use such Confidential Information for any purpose other than the purposes expressly authorized under this Agreement.

9.4         Specific Performance.  The parties recognize and agree that any breach by the receiving party of its obligations contained in this Article VIII would cause irreparable harm to the disclosing party such that the disclosing party could not be compensated for the harm by money damages alone.  Therefore, the parties agree that the provisions of this Article VIII shall be enforceable by specific performance, including injunctive relief.

10           Term and Termination.

10.1       Term.  This Agreement shall be effective and in full force from the Effective Date for a period of five (5) years and shall automatically renew for successive one (1) year terms, unless terminated earlier pursuant to one hundred and twenty (120) days written notice prior to the end of the then current term.  Should Quinnova achieve the Automatic Renewal Target defined in Exhibit C, Quinnova shall be guaranteed the option to renew for an additional twelve (12) months at its sole discretion.

10.2       Termination.

(a)           For Cause.  Either party will have the right to terminate this Agreement for cause upon sixty (60) days’ prior written notice to the other party (a) as a result of a material breach of this Agreement by the other party that remains uncured during such sixty (60) day period, (b) upon the institution by or against either party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of either party's debts, (c) upon either party making an assignment for the benefit of creditors, (d) upon either party's dissolution or ceasing to do business, or (e) upon written notice to the other party pursuant to a termination in accordance with Section 3.5 hereof.

(b)           Termination for Failure to Meet Minimum Units for Termination per Calendar Year.

(i)           Subject to Section 10.2(b)(ii), if Quinnova fails to make sales of the Products in an amount which is equal to or greater than Minimum Units for Termination per Calendar Year, then Oculus shall have the option of terminating this Agreement upon thirty (30) days written notice to Quinnova. Oculus right to terminate this Agreement pursuant to this Section 10.2(b)(i) shall be Oculus’ sole and exclusive remedy for any failure of Quinnova to achieve the Minimum Units for Termination during the term of this Agreement.

 (ii)           Upon receipt of a written termination notice from Oculus, if Quinnova fails to achieve sales of the Product in any Calendar Year that are equal or greater than the Minimum Units for Termination per Calendar Year for such Calendar Year, then Quinnova shall have the right and option to pay to Oculus within sixty (60) days of the end of such Contract Year an amount equal to the difference between the Oculus Gross Profits and Cost of Goods Sold that would have been generated by the  Minimum Units for Termination  and the actual Oculus Gross Profit and Cost of Goods Sold payments for such Calendar Year (“Termination Prevention Payment”), provided, however that Quinnova may remedy the Cost of Goods shortfall by purchasing additional inventory in the amount of such shortfall within thirty (30) days of the close of the Calendar Year and, upon Quinnova’s payment of the Termination Prevention Payment and/or the purchase of additional inventory, as the case may be, Oculus shall have no right to terminate this Agreement pursuant to Section 10.2(b)(ii) for such failure to achieve the Minimum Units for Termination for such Contract Year.

10.3       Effect of Termination.

10.3.1      Upon the termination of this Agreement for any reason, each party shall retain ownership of its respective Confidential Information and shall return to the other party all of the Confidential Information received from the other party up to the time of termination.

10.3.2      Upon termination of this Agreement, Quinnova may elect to (i) pay to Oculus any amounts due under this Agreement or (ii) return to Oculus any unpaid for Product.

10.3.3      If either party terminates this Agreement for cause, then, the other party may elect to (i) continue to supply, or require Oculus to continue to supply Product to Quinnova under Purchase Orders that Oculus accepted prior to the effective date of termination and Quinnova agrees to pay Oculus the purchase price for such Product or (ii) cancel all such Purchase Orders and neither party will have liability for such cancellation.

10.3.4      Neither party shall be liable to the other for compensation, reimbursement or damages for the loss of prospective profits, anticipated sales or goodwill as a result of the termination of this Agreement in accordance with the terms of Section 9.2 or Section 9.3.

10.3.5      Survival.  Upon the expiration, or the termination for any reason, of this Agreement, the rights and obligations of the parties under Section 9.4, and Articles 1 (Definitions), 5 (Ownership), 6 (Limitation On Liability And Remedies), 7 (Indemnification) and 8 (Confidential Information) shall survive and remain in effect.

11          Miscellaneous.

11.1         Notices.  All notices shall be deemed given by fax, and addressed as set forth at the signature line below or to such other address as the party to receive the notice or request so designates by written notice to the other.

11.2         Assignment and Subcontracting.  This Agreement and all rights and obligations hereunder are personal to the parties hereto and shall not be assigned by either party to any third party without the prior written consent thereto by the other party. This Agreement shall benefit and be binding upon the parties to this Agreement and their respective permitted successors and assigns.

11.3         Waiver.  No term or condition of this Agreement shall be deemed waived unless such waiver is in a writing executed by the party against whom the waiver is sought to be enforced.  Failure or delay in the exercise of any right, power or privilege hereunder shall not operate as a waiver thereof or of any subsequent failure or delay.

11.4         Governing Law, Jurisdiction, Venue.  The Agreement will be governed by and construed under the laws of the State of New York without regard to conflicts of laws principles.

11.5         Severability.  If any of the provisions of this Agreement in any way violate or contravene any laws applicable to this Agreement, such provision shall be deemed not to be a part of this Agreement and the remainder of this Agreement shall remain in full force and effect.  In such event, the parties agree to negotiate in good faith to substitute legal and enforceable provisions that most nearly effect the original intent of the severed provision.

11.6         Subject Headings.  The captions and headings used herein are intended for convenience only, and shall not affect the construction or interpretation of any section or provision of this Agreement.

11.7         Entire Agreement; Amendments.  This Agreement, including exhibits attached hereto, constitutes the entire understanding and agreement of the parties related to the subject matter hereof, and supersedes any and all prior or contemporaneous offers, negotiations, agreements and/or understandings, written or oral, as to such subject matter.  Except as provided herein, no amendment, revision or modification of this Agreement shall be effective or binding unless made in writing and signed by the party against whom enforcement is sought.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date transcribed below.

OCULUS INNOVATIVE SCIENCES, INC.		QUINNOVA PHARAMCEUTICALS, INC.

BY:	/s/ Hojabr Alimi	BY:	/s/ Jeffrey S. Day

TITLE:	President, CEO	TITLE:	President, CEO

DATE:	February 14, 2011	DATE:	February 14, 2011

ADDRESS:		ADDRESS:

1129 No. McDowell Boulevard		411 South State Street
Petaluma, CA 94954		Newtown, PA 18940

PHONE: (707) 283-0550		PHONE: (215) 860-6263
FAX: (707) 283-0551		FAX: (215) 860-6265

Exhibit A

Products, Cost of Goods

1.	8 ounce w/finger spray	$	[ ]*
2.	4 ounce with finger pump	$
3.	1.5 ounce hydrogel	$	[ ]*
4.	4 ounce hydrogel	$	[ ]*
5.	Atopic Dermititas hydrogel	[ ]*
(sizes to be determined)

In addition to the foregoing, Quinnova shall propose such additional packaging configurations, and Oculus and Quinnova shall mutually agree upon the Cost of Goods for such configuration.
* Confidential material redacted and separately filed with the Commission.

Exhibit B

Minimum Sales Performance

Minimum Units – Termination

Atopic Dermititas - Dermatology	CY 2011[1]		CY 2012		CY 2013		CY 2014		CY 2015

Forecasted Target Units	[ ]*		[ ]*		[ ]*		[ ]*		[ ]*

Minimum Sales Performance for Exclusivity	[ ]*		[ ]*		[ ]*		[ ]*		[ ]*
% of Target Units	[ ]*	%	[ ]*	%	[ ]*	%	[ ]*	%	[ ]*	%

Minimum Units for Termination	[ ]*		[ ]*		[ ]*		[ ]*		[ ]*
% of Target Units	[ ]*	%	[ ]*	%	[ ]*	%	[ ]*	%	[ ]*	%

1 For CY 2011 – the amounts shall be prorated for the period commencing on the launch date of the Products.

* Confidential material redacted and separately filed with the Commission.